Exhibit 99.1

TransDigm Completes Acquisition of Semco Instruments Inc.

Cleveland, September 3, 2010/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today announced that it has completed the acquisition of Semco Instruments Inc. (Semco) for approximately $74 million in cash that was previously announced on August 6, 2010.

Semco, which is based in Valencia, CA, manufactures proprietary, highly engineered components for all major turbo-prop, turbo-fan, and turbo-shaft engines manufactured by Pratt Whitney, Honeywell, and General Electric, among others. Semco products are primarily used on helicopters, business jets and selected regional airplanes. Semco had annual revenues for calendar year 2009 of approximately $38 million, with significant aftermarket content.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/ electromechanical actuators and controls, ignition systems and components, gear pumps, specialized valves, engineered connectors, power conditioning devices, specialized fluorescent lighting, specialized AC/DC electric motors, aircraft audio systems, engineered latches and cockpit security devices, lavatory hardware and components, hold open rods and locking devices, specialized cockpit displays, elastomers, NiCad batteries/chargers, and starter generators and related components.

Contact:	Jonathan D. Crandall
Investor Relations
(216) 706-2945
ir@transdigm.com